Exhibit 99.1

Chart Industries and Stabilis Energy Invest in Small-Scale LNG North American Growth

Atlanta, GA | August 5, 2019 | Chart Industries, Inc. (“Chart”) (Nasdaq: GTLS) announced a strategic investment in Stabilis Energy, Inc. (NASDAQ: SLNG) (“Stabilis”) of up to $7 million for up to 9% of common equity.  The transaction is scheduled to close within the next thirty days subject to both parties meeting certain closing conditions.  The actual investment and ownership will be determined by an agreed upon formula at closing.

Small-scale LNG is a key aspect of the global LNG infrastructure buildout, as these smaller liquefaction plants serve specific uses such as marine bunkering, fuel for over the road transport, gas-LDC peak storage and power generation.  Stabilis and Chart together built a 100,000 LNG gallon per day liquefier in Texas, with the intended purpose to service multiple end markets, including energy, industrial, mining, and Mexican exports.  Chart supplied the liquefaction train, storage, gas pre-treatment, and truck loading facilities, which contributed to the record production levels of the plant.

“We are pleased to announce this strategic investment in Stabilis Energy,” said Jill Evanko, Chief Executive Officer of Chart.  “We look forward to providing equipment and process to Stabilis and other customers as they expand in the small-scale and utility-scale LNG market.  We expect over $650 million of opportunity in this market for our products in the next three years.”

“Stabilis welcomes Chart Industries as a shareholder,” commented James Reddinger, President and Chief Executive Officer of Stabilis.  “As a global market leader in LNG production equipment and process systems, we appreciate Chart’s confidence in us.  This transaction better positions Stabilis to pursue our North American small-scale LNG growth strategy, which is currently focused on plant development opportunities in the United States and Mexico.”

Reddinger continued, “Chart’s investment will increase our publicly traded float and total shares outstanding, thereby helping Stabilis meet its NASDAQ listing requirements.  Furthermore, the investment will reduce our financial leverage and give us a stronger balance sheet to support our growth plans.”

Stabilis completed a share exchange transaction with American Electric Technologies, Inc. on July 26, 2019 and subsequently commenced trading on the Nasdaq Capital Market under the ticker symbol “SLNG” on July 29, 2019.

Chart Industries and Stabilis Energy will hold a joint conference call at 1:30pm eastern time tomorrow, August 6, 2019.  Participants may join the call by using the toll-free dial-in number of 877-312-9395, or internationally 970-315-0456.  The conference ID is 1987854.

About Chart Industries

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. Chart’s unique product portfolio is used throughout the liquid gas supply chain in the production, storage, distribution and end-use of atmospheric, hydrocarbon, and industrial gases. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. To learn more, visit www.chartindustries.com.

About Stabilis Energy

Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which it believes makes it one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilisenergy.com.

Investor Contacts – Chart Industries:

Tom Pittet
Vice President, Investor Relations
678-596-0982

thomas.pittet@chartindustries.com

Investor Contacts – Stabilis Energy:

Andrew Puhala

Chief Financial Officer

832-456-6500

andy.puhala@stabilisenergy.com

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s business plans, products and technology, cost synergies and efficiency savings, objectives, future orders, product demand and customer requirements, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business and industry trends, project status and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in

Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully.  The Company undertakes no obligation to update or revise any forward-looking statement.